Conference Call Transcript
GulfMark Offshore 3rd Quarter Earnings Call
Event Date/Time: October 29, 2008, 9:00 AM ET

CORPORATE PARTICIPANTS

David Butters
GulfMark Offshore - Chairman

Ed Guthrie
GulfMark Offshore – EVP, Treasurer and CFO

Bruce Streeter
GulfMark Offshore - CEO and President

CONFERENCE CALL PARTICIPANTS

Michael Ainge
TIAA Cref

Judd Bailey
Jefferies

Pierre Conner
Capital One Southcoast

Victor Marchan
RBC Capital Markets

James West
Barclays Capital

PRESENTATION

Operator:	Good morning. My name is Thomas, and I will be your conference operator today.

At this time, I would like to welcome everyone to the third quarter earnings conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you’ve already done so, please press the pound sign now, then again press star one to insure your question is registered.  Thank you.

Mr. Butters, you may begin your conference.

David Butters:
Thank you, Thomas, and good morning everyone and welcome to our earnings call.  The format today will be as usual.  Ed Guthrie will give us a rundown of our financial performance during the last quarter and past periods as well, and then if he’s willing and able, Bruce Streeter, who’s got a little bit of a cold today, he’s a sick puppy, will talk about the operations and the outlook for the business as well.

So, Ed, why don’t you run down the earnings for us?

Ed Guthrie:
Thank you, David.  As usual, let me give you the forward-looking statement that this conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors, and are more fully disclosed in the company’s filings with the SEC.  The forward-looking comments on this conference call by myself and Bruce should not, therefore, be regarded as representations that the projected outcomes can or will be achieved.

As we announced last night after the market closed, we enjoyed the best quarter in the company’s history during the third quarter.  Strong performance from all operating regions was the major reason for that, in addition to the former Rigdon vessels that were acquired on July 1st, the first day of the quarter.

Utilization was stronger in all regions except the North Sea where we had downtime on two of the anchor handlers prior to going on longer-term contracts.

We believe that the Rigdon transaction will continue to bring strong performance to the Americas region in the future.

We will compare back to the previous quarter, as we always do, to give the listeners a perspective on the sequential changes, which we believe is the most meaningful in trying to understand where the business is going and what the current trends are, and Bruce will talk to those in a little bit.

Revenue for the quarter was up $42.7 million to $124.6 million in total.  As noted in the press release, all the regions were up over the previous quarter.  The southeast Asia region was up $0.9 million.  This was despite the loss of $1.2 million in revenue from the transfer of one of the vessels down to the Americas during the quarter.

Increase came from higher utilization due to lower dry dock time and a little more than two months of operation from the delivery of the newest of the vessels, the Choctaw, in late July at a very attractive day rate.

The Americas region was up $36.1 million, due to the newly acquired vessels and, as we indicated in the press release, $34.8 million was attributable to that group of vessels.

And in addition to that, out of the group we lost approximately $1.1 million due to – this was the region where we had the highest number of dry dock days during the quarter, some 55 dry dock days.

The North Sea was up primarily due to higher day rates offset partially by currency impacts as the dollar strengthened against both the pound, kroner and euro, and I’ll give you a number on that shortly in terms of what the net effect was on the income statement.

The utilization on the two anchor handlers that went down to west Africa on the current contracts lost approximately 59 days in the quarter before they actually headed in that direction, and if you apply the day rate, essentially for the quarter, we lost approximately $6 million during the quarter because of those down days.

The currency impact on the revenue was about $3 million, and during the quarter you had about a four percent strengthening of the dollar against sterling and about five percent against the kroner.

Bruce will, I’m sure, have a few comments with respect to the sector day rates a little later on.

Our operating cost of $46.5 million were up $16.6 million from the second quarter.  Of that $16.6 million, $12.7 million was due to the addition of the new boats plus the new deliveries added another half-million dollars.

Our bare boat fees associated with vessels that we had sold and essentially have bare-boated back to complete contracts that we had at the time the vessels were sold increased about a million dollars during the quarter.

Our dry dock expense was up slightly to $3.5 million.  The dry dock days decreased to 87 from 156 in the second quarter, while expenses increased, due primarily to the fact that in the second quarter, we had a credit of approximately a million dollars associated with the sale of the Crusader that had been reported in an earlier quarter.

We’ve completed 16 of the 18 dry docks that we expected that we would do in the year.  One of those was the one that was accelerated from 2009 into the current year, so we expect three more to be done in the fourth quarter, approximately 50 days and a cost between $2.25 million and $2.5 million.

The total cost for the year is still estimated to be between $12 million and $12.5 million, very consistent with the number that we have stated all throughout the year.

Our G&A was $11.1 million during the quarter, up $1.7 million.  The increase was due primarily to the addition of the acquisition G&A and was offset somewhat by a reduction in our professional services that – in our corporate office.

We expect the run rate of G&A to be between $10.5 million to $11 million going forward, and as a percent of revenue, we’re still at the low end of the range now in the 9 to 10 percent.

As we indicated before, we expect that there will be minimal redundancy cost associated with the acquisition, if any.

Our depreciation expense of $13.5 million increased some $4 million during the quarter.  As you can imagine, $5.1 million of that was due primarily to the addition of the newly acquired vessels and the amortization of intangibles during the quarter.  You will be able to see that more clearly in our 10-Q which will be filed this morning, so the details of that information will be available in the Q.

Offset to that was the fact that we have several vessels that were fully depreciated during the quarter, as well as the sale of the two vessels, the Valiant and the Eagle, during the quarter, which reduced the depreciation from the existing fleet.

Our run rate on a go-forward basis for Q4 should be around $14.5 million to $15 million, depending upon what the impact of currency is on the depreciation in the quarter.

Operating income of $50 million was the highest in the company’s history.  We’re very proud of the fact that we now have broken the $50 million mark on operating income.  It did include vessel sales of $2.3 million from the Valiant and the Eagle in the quarter, and we also have subsequently, as indicated in the press release, sold one additional vessel in the quarter for approximately $19 million, and will report a gain in Q4 of about $16 million.

Remember that although this will increase operating income through gain on sale of vessels, it will also reduce the income that we would realize from normal operations.  In Q3, that vessel earned approximately $3 million to $3.5 million in operating income directly from the fact that it was in the spot market, so when you’re looking forward into Q4, although you pick up the $16 million, you have to reduce the income from vessels, and in this case in the North Sea, by that amount.

The currency net impact on Q3 versus Q2 was about 3.5 cents.  This is likely to be a little bit more than that in Q4 as the dollar has continued to strengthen against the pound, euro and kroner.  Of course, we won’t know where that is until we see what the average is for the total quarter.

As we look down below the line, interest expense was $5.2 million.  That was up $4.2 million.  The reason for that obviously primarily was the financing of the acquisition.  The Q4 2008 rate should be – interest cost should between $6 million to $6.5 million based on the acquired net debt of about $376 million.

Our interest income was unchanged during the quarter, and our other income was due primarily to the reporting of the tax settlement on a claim in Brazil and currency effects in the quarter.

The tax rate during the quarter was about 9 percent.  This was a little bit higher.  We’d given a number that we thought it would be between 7 and 8 percent for the quarter.  Nine percent is I think a realistic number to be used for Q3 and Q4 based on our latest estimate for the year.

We’re still expecting that the run rate for 2009 will be someplace between 10 to 12 percent.  That’s based on the existing mix of income production from the various areas of the world and various tax jurisdictions.  That obviously, depending upon results, will vary.

As we look forward into the balance of this year and into next year when we talked about our forward contract cover, our North Sea contract cover, as we indicated in the press release, as well as the balance of the year is very strong at over 90 percent.  The North Sea 96, Southeast Asia 81 and Americas 92.  The combination of those will generate an EBITDA number someplace estimated to be about $80 million.

Obviously there are some days that are left to be contracted in both the Americas, Southeast Asia and North Sea, which would add to that vessel EBITDA number.

As we look into 2009, we have a total of 57 percent contract cover that, we believe, will generate approximately $204 million in vessel EBITDA for 2009.  I’d like you to note that the inclusion of the newly acquired vessels in the Americas is lower than it has been in the past at this time of the year.  Remember, previous to this, our Americas vessels included the ones in both Brazil and Mexico, which were essentially 100 percent contracted.

So the fact that we are at 53 percent now for the Americas is a reflection of the fact that we do have some rollover in 2009 of the newly acquired vessels.

I’d like to cover one other thing – several other things.  The balance sheet and where we are, the – obviously it’s more fully disclosed in the 10-Q, but our debt balance was approximately – what our acquired debt was approximately $243 million, our senior notes about $160 million, and the revolver outstanding was $85 million.

Our continued strong cash flow allowed us to reduce our debt by approximately $80 million during the quarter.  As I said, we – there’s more – it’s more fully disclosed on the cash flow schedule in the 10-Q that you’ll see this morning.

Our capital expenditures during the quarter were $30 million in Q3.  Those were related outside of the acquisition.  Those were related to the deliveries of the new vessels and progress payments associated with our new construction program.

During the balance of 2008 and Q4, we expect to spend approximately $18.3 million.  That’s reduced somewhat from what we had given you before due to the fact that we have – that the delivery of two of the vessels in southeast Asia have been delayed to the first quarter, so those completion payments will move into Q1, out of Q4.

Consequently, the 2009 number goes up to $93.4 million with $57.4 million remaining in 2010 on the new construction program.

Deliveries in 2008, there’ll be one more – there’ll be one more for the Rigdon fleet. We have six in 2009 and five in 2010.

I think that fairly well covers the financial results, and with that, I’ll turn it over to Bruce.

Bruce Streeter:	Thanks, Ed. I’ll try to keep my remarks fairly short so we can get through and cover a number of questions.

Obviously all of us are watching the news, the stock market, the price of oil, and have concerns about the economy and what it will do in the short term, how much farther the oil price will fall, et cetera, many different concerns.

Everyone is concerned with what the short- and long-term impact of the current environment will be for them.  We have just completed a great quarter, and while I cannot guarantee we will continue to generate great quarters, we have by and large done so over the course of a number of quarters in the past several years, and we believe we have a strategy and a game plan that works to protect us in tough periods just as it helps our growth in strong times.

We have for years highlighted contract coverage and the balance sheet security in the cash generation from forward commitments.  I cannot say for certain that all contracts will be honored and that we will be able to develop the types and lengths of contacts in the future that we enjoy today.

However, we are constantly tweaking the mix and the lengths of contracts and who the contracting parties are, and that is certainly true today and will be so in the future.

We will continue to adjust to the market we see and the financial plan we intend to follow.

Ed has mentioned vessel sales, which we look at when they occur.  Ours is a capital intensive business, and the asset value is certainly part of the business model.  We are constantly working to insure that our fleet mix meets the demand we anticipate in the future.  That normally involves buying and building vessels, but it also requires selling the vessels that cease to be part of our core fleet.  The one-time gains that are generally passed over are really the final determinant of the benefit of a specific investment.

This year we have accelerated our sales process allowing us to take advantage of very strong sale and purchase demand, and at the same time allowing us to build cash at a time when everyone is concerned about cash levels.  There was a dampening effect on our near-term earnings, Ed has kind of identified that, from the sales.  But in the longer term, we gain from a stronger balance sheet and improved purchasing capacity.

Our gain, including the most recent sale, is more than $35 million this year, reflecting very good results on some of our older vessels.

We are, in fact, working on and maintaining a strong cash balance, and we will continue to do so.

Looking at stock prices, one would never guess that demand is holding well and pricing for vessels continues to be strong.

Contracts for drilling rigs well into the future continue to be signed at very strong rates, and demand for supply vessels continues to be very good.  There is no question that the credit crisis will affect some operators, and there is no question that a sinking oil price will cause projects to be reevaluated.

The result will be changes in the industry and may lead to consolidation, and it may make people available to those who have projects but not the personnel to undertake them at present.

There undoubtedly will be changes, but while some will be negative, at least in the short term, many will be positive and certainly so in the longer term.

While we prepare for eventualities, there is nothing that we have seen so far that suggests weakening of demand for our services.  We have during this year shifted some vessels to new and different clients, and we have renewed a number of contracts, some starting in the new year and improving pricing.

Earlier in the year, there was a lot of concern expressed over the lack of strength in the North Sea spot market.  Recently that market has been very strong, with rig move rates establishing all-time highs this month.

Our exposure in the North Sea spot market has been lower than in recent years, and that is largely because of the availability of term contracts at improved rates.

In Brazil, we have had a vessel start a contract late in the quarter at the highest rate we have ever attained in that area.  The Gulf of Mexico results, ahead of expectations, include the rollover of contracts both short term and long term that are positive and identify future potential.  Southeast Asia has benefited from contract completions and newer contracts for a couple of the vessels, adding coverage and improved day rates.

We continue to see strong demand and strong rates for our equipment in all regions.  In fact, most of our regions are looking for and seeking to have more vessels that they can offer into the marketplace.

It is certainly a time to be cautious, but it is a time to build on strength and expand relationships with the customers that will be there and will be our opportunity in the future.

And with that, I’d like to turn it over for questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to take questions.

The first question we have is from James West of Barclays Capital.

James West:	Good morning, guys.

Ed Guthrie:	Good morning, James.

James West:
Bruce, as we look at the North Sea, I think a number of larger oil service companies have suggested that with the commodity prices coming in, given the North Sea’s kind of a high cost environment, that there could be weakness in that region.  I think you had mentioned at least to date you haven’t seen a weakness.  In fact, spot rates had moved higher.

But as you look out into next year and you talk to your customers there, do you have a sense on what their thinking in terms of programs going into next year?

Bruce Streeter:
Not really.  I mean, I expect that you’re going to see some adjustments and some considerations.  You mentioned the spot market, and peak anchor handling rates at 200,000 pounds or more a day are headline kind of items, and I think they kind of do identify high levels of cost.

But I’m not so sure that overall costs in comparison in other regions are in large ways similar.

We suspect we have read an article about one of the independents in the North Sea having a difficulty with their bank being – their primary bank being one of the banks that’s had recent problems in Europe, and the ability for them to continue to build a borrowing base from that bank may be in jeopardy and I think you’re going to see more of that.  I think that some of the companies are only in the budget process now.  We’ve heard of one company that’s saying that they’re not going to make commitments past where they are right now until they see what next year’s budget actually comes out and looks like.

But on the other hand, we have seen a number of charters, tenders come out in the last two weeks.  The majority of those are what we would call winter comforts type vessels, which suggests that the strength of the spot market is causing people to turn more towards term coverage within their fleets.  That’s generally a positive market sign.

We’ve also – there are some longer-term contracts, primarily for the larger PSEs, and a number of those are tenders that we did not know were coming out or only hoped would come out.

So there is risk to next year.  There’s a risk, obviously, if the credit crisis or the economic turmoil continues that people will readdress their budgets.  More likely the independents, obviously, but so far we haven’t seen the impact, and I think our adjustment to that probably would be to increase term coverage, although the fact is that we have already really done that, so it’s not that likely that we’ll have that much exposure.

James West:	OK. That’s very helpful. Just a second question for me.

In light of the credit market issues, it sounds like new build supply vessels, more assets, seem to be up for grabs at this point.  Perhaps pricing for those new assets hasn’t moved down yet, but it seems like that we’re getting closer to that.

Are you seeing more activity from brokers at this point, and then if so, given that you did just take on Rigdon, would you be willing to pick off additional vessels that come to market?

Bruce Streeter:
Well, I think one of the things about building cash, building balance sheet strength, is to be conservative and to be prepared for whatever is coming out of left field that you can’t possibly identify.

But at the same time, we need to be opportunistic. We’ve been that way in the past and we need to look at it in the future.

There has been a lot of discussion about increasing activity by brokers.  I wouldn’t characterize it as significant at this point, but when you do look at pricing, one thing that you have to keep in mind right now is that the strength of the dollar changes the pricing on a lot of the equipment out there because it’s not priced in dollars so that you actually have, if you will, from a dollar perspective, already seen prices that are different because of the strength of the dollar.

James West:	OK. Great. That’s helpful. Thanks, Bruce.

Operator:	Your next question comes from Victor Marchan of RBC Capital Markets.

Victor Marchan:	Thanks. Good morning.

The first question I have was just on – just as it relates to the new build acquisition opportunities and some assets that may come up.

Just from an operator, a vessel operator standpoint, are you seeing any competitors out there that may be under some financial distress or some situations that could cause some issues as it relates to the pricing environment, particularly speaking to the southeast Asia market?

Bruce Streeter:
Well, I think there are a number of things that are going to impact there.  One obviously is the ability particularly of speculative investors to get credit.  The same thing with small operators, particularly ones that have ordered equipment from startup or new shipyards, and whether or not many of those vessels will be built, I think, has some question.

The other side is that in a lot of ways I think shipyards are probably more of an early focus perspective that there are shipyards that have either gone in on somewhat underfinanced and being built and established on the basis that there was so much demand out there that they could generate finance as they went along, others that committed to building vessels for fixed fees before pricing changed, particularly for steel and machinery, and even if that moderates in the future, they’ve already made those commitments and we’ve already seen one shipyard in Norway declare bankruptcy.  Another one identified that they have serious financial problems and rumors are around about other yards, and obviously everybody who’s building ships has to go back to the specific yards they’re using and look at the credit worthiness, et cetera.

So there’s going to be an impact.  There’s going to be speculators that are going to be looking to get out.  There are going to be smaller companies that may not be able to handle it.  There may be larger companies that have some difficulties, and clearly there will be shipyards.

But what you’ve seen so far, obviously, is that in general the quote large number of vessels that are in the market or quote going to come into the market have not come in at the rate that anybody has projected.  Deliveries are slower and many of the vessels on various lists are questionable as to whether they will be built or not.

Victor Marchan:	I thank you for that. The second was just as it relates to the long-term contracts.

I wonder if you could just talk to the structure of the contracts, and you had mentioned, Bruce, I believe, just about contracts that whether there may be some questions whether they’ll be honored going forward.

Can you just give us some historical context to that as into have there been any situations in the past where long-term contracts weren’t honored, and I guess the second part of that would just be how are the contract – what’s the contract language like?  Is it a full – are these full payout contracts or just some context to that?

Bruce Streeter:
There’s all kinds of different contract bases, and some countries it’s a national contract and there are specific time allotments that allow companies to terminate and cancel contracts.  Others are range up to the full payout type contracts.

Historically, it’s not been a significant event.  We have had in our history and as far as I can recall three contracts that were canceled.  One was a very old contract that had a termination period in it, and it was an agreed termination there.  And the other two, the operator that we were working for was purchased, and both of those contracts had a specific payout number in them and that amount was paid and we did actually better in both contracts because the market had moved up and we put the vessels in different positions.

I brought it up because it’s not necessarily that the strength of the contract itself, it’s we’re seeing things happening in financial markets all over the place that are unusual and that are different and reflect the the inability of people who’ve been secure and strong in the past all of a sudden can’t be, so if the customer doesn’t have the cash capacity to pay, it doesn’t matter what the term of the contract is.

What I’m just trying to highlight is that all of us who are in any business need to be reflective of differences and changes in the marketplace and have concerns about the continuity of cash flow and other items that you didn’t have in the past.

Victor Marchan:	Right. Right. And the last one, if I may, just as it relates to southeast Asia. It looks like sequentially the contract cover for ’09 has come down.

Was that related to some of the vessel moves or adds, or can you provide some color to that?

Bruce Streeter:	Well, southeast Asia is typically a shorter-term contract base, if you will, and we’ve changed the length because the newer boats are tending to get longer contracts when they came out.

Two of them came out basically in the same time frame with seven-month contracts and a one-year extension, so one of those boats actually will peel out and roll over, and the other one has actually rolled into a different contract, so both of those vessels will come into the marketplace in the latter stages of the first half of next year.

So they reduced the contract coverage.  We added two vessels in southeast Asia in the first quarter.  They’re not necessarily in the statistics now, but they also increased our capacity there for rollover, but it’s more timing of contracts than it is anything else.

Ed Guthrie:
Well, Victor, this is Ed.  I think the one thing that you should look at is that actually our contract cover is ahead of where it was last year at this time.  You’re looking at a 17 percent higher level of contract cover virtually almost on the very same day, and that is a reflection, as Bruce said, about the longer contract periods that we have on the newer vessels that have been contracted, and I would expect that by the time we get to the end of the year, that will continue to increase.

Victor Marchan:	All right. Fair enough. Thank you, guys.

Operator:	Our next question comes from Peter Conner.

Peter Conner:	Good morning, gentlemen.

Ed Guthrie:	Hi, Peter.

Peter Conner:	Hi. Ed, I just want to clarify, if I could. I’m sorry if I missed it, but on your dry dock commentary, that was for 4Q that you expected 50 days and $2.25 million to $2.5 million?

Ed Guthrie:	Right. That’s correct.

Peter Conner:
OK.  Could I get you and – you all to stretch a little bit thinking about ’09?  Was there anything in terms of completing – is there anything weighted in ’08?  Should we just ratio up the dry docks to the incremental vessels, the number in the low 20s?

Bruce Streeter:
Yes.  We haven’t put together budgets at this point, but based on the incremental expansion of the fleet and just looking ahead, I would think that something in the $15 million to $18 million range is probably what you’re going to look at.

Peter Conner:
OK.  So, that – thank you, because it answers my next question.  I know we had some variation in the cost for dry dock if you look at the numbers because of the credit, but the 3Q number should be fairly reflective of what we think the cost for dry dock, and of course, things will change as maybe shipyards get looser, go forward.

Bruce Streeter:
Yes.  I think if you look at the quarter $3.5 million, I mean, it’s going to be someplace as usual, I think we’ll probably look at timing of dry docks, depending on what the market conditions are, but I mean my guess is that you’re going to be between three, three-and-a-half to four or four-and-a-half in any one quarter.  It might be higher than that in a given quarter if we accelerate some.

Peter Conner:	Right. OK.

Ed, did I miss this? Any – you gave us some guidance on op ex last time for the following quarter. Any – did you give us some for this upcoming quarter?

Ed Guthrie:
Yes.  I think we’ve indicated before that we thought the run rate would be around $42 million.  The reason that it was $46 million primarily was due to the fact that the – we brought in the new vessels and the bare boat charter expense is almost $3 million of that number, so that will continue for the next several – for the next – at least for the next several quarters, so my guess is it’s going to be around that $47 million mark, recognizing that $3 million of that is essentially a flat fee that’s in there that will continue quarter to quarter.

Peter Conner:	OK. Thank you.

And then on the Americas fleet and the incremental vessels and the forward contract cover, can you give us some perspective of – there are a number of rollovers on the Rigdon fleet anticipated in calendar ’09, I believe.

Where are those rates relative to the current market, at least in the range?  Are they a few percent below the current market on those rates, or are they significantly below that – to give us some feel about the potential accretion if rates remain.

Bruce Streeter:
Yes.  We’re a little hesitant to work with actual day rates, but several of the rollovers have already occurred, and I would characterize all of the ones that have been done so far have taken boats that the rates were established more than two years ago in different market conditions, and they’ve now been adjusted upwards into what’s more reasonably what you would establish in a marketplace today.

Peter Conner:
So there have been a couple of them in the third quarter, and would we anticipate that there are another two or three per quarter that will occur over the course of ’09, of potential two-year-old rates having an opportunity to renew?

Bruce Streeter:	You know we actually have done three of the first quarter next year rollovers, and we have done effectively we have two fourth quarter ones done, two fourth quarter this year.

Peter Conner:	For fourth quarter this year. Right. That you’ve gone ahead and recontracted already. OK.

Bruce Streeter:	Yes.

Peter Conner:	Great. That does help a little. All right. Thanks, gentlemen. I’ll see if there’s anybody else in the queue.

Operator:	Our next question comes from Judd Bailey of Jefferies.

Judd Bailey:	Thanks. Good morning. A follow-up to Peter’s question.

Bruce, can you comment, the vessels in the Gulf that you repriced, can you say what kind of – how long the term was on those in general?

Bruce Streeter:	I would say one-year terms. I believe there’s one that’s 18 months, and I believe one at two years.

Judd Bailey:
OK.  And as you look into next year, the ones you have – you – the few that are remaining to reprice, have you seen any moderation in the appetite for longer-term contracts by your customers in the Gulf?

Bruce Streeter:
Well, I certainly haven’t seen any, but I think that it’s that in the Gulf it tends to be more of a customer-to-customer type scenario, but the ones that are, I think, that have shown particular interest in some of the aspects of quality have clearly moved and moved early to make sure they have the vessels that they really want in their fleet.

Judd Bailey:	OK. Great. Thank you. That’s all I have.

Operator:	We have no further questions at this time. If you have a question, please press star then the number one on your telephone keypad.

Our next question comes from Michael Ange of Piffcref.

Michael Ainge:	Hi. And I’m sorry if I missed this earlier. I was wondering if you had given out the number for the contract cover for the remainder of ’08 and ’09 in terms of dollars?

Ed Guthrie:	Yes. I had given the EBITDA number for the contract cover which was for the balance of this year as about $79 million to $80 million.

Michael Ainge:	OK.

Ed Guthrie:	and for 2009 you’re looking at approximately $204 million.

Michael Ainge:	OK. Thank you.

Operator:	At this time, there’s no further questions. If you have any questions, press star then the number one on your telephone keypad.

David Butters:	Well, Thomas, if there are no other questions, we’ll wrap up today and hopefully we feel better the next time we meet and can – better.

Thank you so much for joining us all.

Operator:	This concludes today’s conference. You may now disconnect.

END